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                                                                     Exhibit 2.3

                                                                  CONFORMED COPY

DATED                                                          25TH JANUARY 2001
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                  1. THE SHAREHOLDERS SET FORTH ON SCHEDULE 1

                  2. THE OPTIONHOLDERS SET FORTH ON SCHEDULE 1

                               3. NATCO GROUP INC.











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                           SALE AND PURCHASE AGREEMENT

                in relation to the entire issued share capital of

                               AXSIA GROUP LIMITED
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                             Vinson & Elkins L.L.P.
                                  Regis House
                             45 King William Street
                                London EC4R 9AN


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                                TABLE OF CONTENTS

1.   INTERPRETATION............................................................1
     1.1     Definitions.......................................................1
     1.2     Construction of Certain References................................7
     1.3     Headings..........................................................8
     1.4     Schedules.........................................................8
2.   SALE OF SHARES............................................................8
     2.1     Sale and Purchase.................................................8
     2.2     No Sale of Part Only..............................................8
     2.3     Waiver of Pre-emption Rights......................................9
3.   CONSIDERATION.............................................................9
4.   CONDITIONS................................................................9
     4.1     Conditions........................................................9
     4.2     Waiver...........................................................10
5.   COMPLETION...............................................................10
     5.1     Date and Place of Completion.....................................10
     5.2     Vendors' Obligations.............................................10
     5.3     Purchaser's Obligations..........................................12
     5.4     Failure to Complete..............................................13
6.   PURCHASER'S RIGHT OF ACCESS..............................................13
     6.1     Right of Access..................................................13
     6.2     Excluded Items...................................................14
     6.3     No Solicitation of Personnel.....................................15
7.   RESTRICTION OF VENDORS...................................................15
     7.1     Restricted Business..............................................15
     7.2     Covenants........................................................15
     7.3     Vendors to Procure Compliance....................................16
     7.4     Separate Covenants...............................................16
     7.5     Reasonableness...................................................16
     7.6     Void or Unenforceable Restrictions...............................16
     7.7     Confidential Information Concerning the Company..................16
8.   WARRANTIES...............................................................17
     8.1     General..........................................................17
     8.2     Purchaser's knowledge............................................17
     8.3     Warranties to be independent.....................................17
     8.4     Survival and Breach..............................................17
     8.5     Damages..........................................................18
     8.6     Vendor Protection................................................18
     8.7     Pending Completion...............................................20
     8.8     Liaison on Conduct of Business...................................20
     8.9     Further Disclosure by Vendors....................................21
     8.10    Rescission.......................................................21
     8.11    Waiver of Claims.................................................21
9.   ANNOUNCEMENTS............................................................21
     9.1     Restriction......................................................21
     9.2     Permitted Announcements..........................................21


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     9.3     Confidential Information.........................................22
     9.4     Continuance of Restrictions......................................22
10.  PROVISIONS RELATING TO THIS AGREEMENT....................................22
     10.1    Assignment.......................................................22
     10.2    Exclusivity......................................................22
     10.3    Whole Agreement..................................................23
     10.4    Agreement Survives Completion....................................23
     10.5    Rights, Powers, Privileges and Remedies..........................23
     10.6    Release of Vendors...............................................24
     10.7    Further Assurance................................................24
     10.8    Invalidity.......................................................24
     10.9    Payment to the Vendors...........................................24
     10.10   Counterparts.....................................................24
     10.11   Costs............................................................24
     10.12   Notices..........................................................25
11.  LAW AND JURISDICTION.....................................................27
     11.1    English Law......................................................27
     11.2    Jurisdiction.....................................................27


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THIS AGREEMENT is dated the 25th day of January 2001 and made BETWEEN:

         1. Each of the Shareholders set forth in Part I of Schedule 1 (The Vendors and the Company) (a "Shareholder" and, collectively, the "Shareholders");

         2. Each of the Optionholders set forth in Part III of Schedule 1 (The Vendors and the Company) (an "Optionholder" and, collectively, the "Optionholders"); and

         3.       NATCO Group Inc., a Delaware corporation (the "Purchaser").


WHEREAS:

The Vendors wish to sell and the Purchaser wishes to acquire the entire issued share capital of Axsia Group Limited on and subject to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.1      Definitions

         In this Agreement where the context admits:

         "Affiliate" means a Person controlling, controlled by or under common control with another Person. For this purpose, control shall mean the ability to direct the management and affairs of a Person, whether through ownership of securities, by contract or otherwise;

         "Audited Accounts" means (i) the audited consolidated balance sheet of the Company and the Subsidiaries made up as at the Balance Sheet Date;
         (ii) the audited consolidated profit and loss account, the audited consolidated statement of total recognised gains and losses and the audited consolidated statement of cash flows of the Company and the Subsidiaries in respect of the financial year ending on the Balance Sheet Date ; (iii) the audited balance sheets of the Company and each of the Subsidiaries made up as at the Balance Sheet Date; and (iv) the audited profit and loss accounts, the audited statements of total recognised gains and losses and the audited statements of cash flows of the Company and each of the Subsidiaries in respect of the financial year ending on the Balance Sheet Date, including, in each case, the notes thereto and the directors' reports and auditors' reports, true copies of all of which will be annexed to the Disclosure Letter;

         "Authorisation" means any franchise, permit, license, authorisation, order, certificate, registration or other consent or approval granted by any Court, Governmental Authority or other party contracting with the Company or any Subsidiary;

         "Axsia Scheme" means the TGE pension scheme currently governed by a deed dated 24 July 1996;

         "Balance Sheet Date" means December 31, 1999;


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         "Beneficial Owner" means, when used in the context of the ownership of a security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares with respect to such security (i) voting power (which includes the power to vote, or to direct the voting of, such security) and/or
         (ii) investment power (which includes the power to dispose of, or to direct the disposition of, such security);

         "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London;

         "Company" means Axsia Group Limited, a company registered in England under number 3508104 and incorporated on 11 February, 1998 as a private company limited by shares under the Companies Act 1985;

         "Companies Acts" means statutes from time to time in force concerning companies including the Companies Act 1985, the Companies Act 1989,
         Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985;

         "Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 5 (Completion);

         "Completion Date" means the date for Completion which is agreed between the parties following satisfaction or waiver of the Conditions and not (save as set out in Sub-Clause 5.4A) later than the Final Completion Date;

         "Computer Systems" means the Hardware, Software and Data;

         "Conditions" means the conditions set out in Sub-Clause 4.1
         (Conditions);

         "Continuing Directors" means the persons to be designated by the Purchaser as continuing directors of the Company and the Subsidiaries following Completion (which shall not include any directors appointed by any of the Institutional Vendors);

         "Court" means any court or arbitration tribunal established and functioning under the Laws of any nation or state, including the United Kingdom, the United States of America, or any political subdivision thereof;

         "Data" means any data or information used by or for the benefit of the Company or any of the Subsidiaries at any time and stored electronically at any time;

         "Directors" means the persons serving as directors of the Company and the Subsidiaries on the date of this Agreement;

         "Disclosure Letter" has the meaning given in Sub-Clause 8.1 (General);

         "Encumbrance" includes any interest or equity of any Person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention


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         or other security agreement or arrangement or a rental, hire purchase, credit sale or other agreement for payment on deferred terms;

         "Final Completion Date" means the date which is the later of March 15, 2001 and 15 Business Days following delivery of the Disclosure Letter contemplated by Sub-Clause 8.1 hereof;

         "Governmental Authority" means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (other than a Court), including any multinational authority having governmental or quasi-governmental powers;

         "Hardware" means any computer equipment used by or for the benefit of the Company or any of the Subsidiaries at any time including, without limitation, PCs, mainframes, screens, terminals, keyboards, disks, printers, cabling, and all associated and peripheral electronic equipment but excluding all Software;

         "ICG Option" means the option in favour of the holders of the Preference Shares at the date of this Agreement pursuant to the amended and restated call option deed dated 1 May 1998 under which such preference shareholders have an option to acquire certain ordinary shares in the Company from SUK BOF III Nominees Limited;

         "Institutional Vendors" means the holders of the Preference Shares at the date of this Agreement, Meggitt Properties Plc and SUK BOF III Nominees Limited;

         "Intellectual Property" means patents, trade marks, service marks, rights (registered or unregistered) in any designs and applications for any of the foregoing; trade or business names; copyright (including rights in computer software) and topography rights; know-how; secret formulae and processes; lists of suppliers and customers and other confidential and proprietary knowledge and information; rights protecting goodwill and reputation; database rights and rights under licences and consents in relation to such things and all rights or forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

         "Intellectual Property Agreements" means agreements or arrangements relating in any way, whether wholly or partly, to Intellectual Property;

         "Knowledge" means that which is actually known or understood. The Knowledge of the Vendors at any given time shall mean the Knowledge of any of the Vendors at that time;

         "Laws" means all laws, statutes and ordinances of any nation or state, including the United Kingdom, the United States of America, and any political subdivision thereof, and including all decisions of Courts having the effect of law in any such jurisdiction;

         "Leased Properties" means the Properties indicated in Schedule 4 (Particulars of Property) as held by the Company or a Subsidiary under lease, sub-lease, tenancy or other agreement;


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         "Listed Intellectual Property" means the Intellectual Property which will be referred to in the list annexed to the Disclosure Letter;

         "Listed Intellectual Property Agreements" means the Intellectual Property Agreements which will be set out in the list annexed to the Disclosure Letter;

         "Management Accounts" means (i) the consolidated balance sheet of the Company and the Subsidiaries made up as at December 31, 2000; (ii) the consolidated profit and loss account and the consolidated statement of cash flows of the Company and the Subsidiaries for the period from the Balance Sheet Date to December 31, 2000; (iii) the balance sheets of the Company and each of the Subsidiaries made up as at December 31, 2000; and (iv) the profit and loss accounts and the statements of cash flows of the Company and each of the Subsidiaries for the period from the Balance Sheet Date to December 31, 2000, true copies of all of which will be annexed to the Disclosure Letter;

         "Material" (and its correlative term "Materially") means, when used in the context of any representation, warranty, covenant or condition with respect to a Person, material to the business, assets, results of operations, condition (financial and otherwise) or prospects of the specified Person and its subsidiaries, if any, taken as a whole, or, when used with reference to the business of the Company and the Subsidiaries, the term shall apply to all the business of the Company and the Subsidiaries taken as a whole; provided, however, that, if the subject matter modified by the term "Material" can be expressed in monetary terms, the term "Material" shall mean not less than (pound) 500,000;

         "Material Adverse Effect" means, when used in any representation, warranty, covenant or condition of a Person, any condition, circumstance, event, change or effect that would be material and adverse to the business, assets, results of operations, condition (financial and otherwise) or prospects of specified Person and its subsidiaries, if any, taken as a whole, or, when used with reference to the business of the Company and the Subsidiaries, the term shall apply to all the business of the Company and the Subsidiaries taken as a whole; provided, however, that, if the subject matter to which the term "Material" is to be applied can be expressed in monetary terms, the term "Material" shall mean not less than (pound) 500,000;

         "Material Subsidiaries" means the Subsidiaries details of which are set out in Parts I, II, III, IV, V and VIII of Schedule 2;

         "Non-Institutional Vendors" means those Vendors who are not Institutional Vendors;

         "Options" shall mean the outstanding options to acquire a total of 148,144 "A" Ordinary Shares in the capital of the Company;

         "Optionholders" means the persons listed in Part III of Schedule 1 (The Vendors and the Company) as the holders of the Options;

         "Order" means any judgment, order or decree of any Court or Governmental Authority of competent jurisdiction;


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         "Owned Properties" means the Properties indicated in Schedule 4
         (Particulars of Properties) as owned by the Company or a Subsidiary;

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity and shall be construed so as to include that Person's assigns, transferees or successors in title, but shall not include a Court or Governmental Authority;

         "Preference Shares" means the 7,170,000 preference shares of (pound) 0.999 each in the Company;

         "Preference Shareholders" means the holders of the Preference Shares of (pound) 0.999 each in the Company on the Completion Date;

         "Preference Share Transfer" means the aggregate transfer of 3,693,694 Preference Shares from the holders thereof at the date hereof as contemplated pursuant to Clause 10.14;

         "Principal Warrantors" means the Vendors other than the Preference Shareholders (in their capacity as such);

         "Properties" means the properties particulars of which are set out in
         Schedule 4 (Particulars of Properties);

         "Records" has the meaning given in Sub-Clause 2.7(A) of Schedule 3 (Warranties and Representations);

         "Regulation" means any regulation, policy, protocol, proclamation, executive order or ordinance issued or otherwise applicable under applicable Laws or issued or promulgated by any Governmental Authority having the effect of Law or any rule or regulation of any self-regulatory organization, such as a national securities exchange in the United Kingdom or the United States of America;

         "Relevant Claim" has the meaning given in Paragraph (C) of Sub-Clause
         8.6 (Vendor Protection);

         "Restricted Business" has the meaning given in Sub-Clause 7.1 (Restricted Business);

         "Sale Shares" means the shares to be bought and sold pursuant to Clause
         2.1 (Sale of Shares) being all the issued ordinary shares in the capital of the Company (including any shares issued prior to Completion upon exercise of the Options);

         "Shareholders" means the persons named in Part I of Schedule 1 as the holders of the Preference Shares and the "A" Ordinary, "B" Ordinary and "C" Ordinary Shares in the capital of the Company;


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         "Software" means any set of instructions for execution by
         microprocessor used by or for the benefit of the Company or any of the Subsidiaries at any time, irrespective of application, language or medium;

         "Subsidiaries" means each body corporate set forth in Schedule 2 (The Subsidiaries) being those bodies corporate in which the Company, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such body corporate or otherwise to direct the management and policies of such body corporate;

         "Taxation" and "Tax" includes (without limitation) corporation tax, advance corporation tax, the charge under Section 419 of the Taxes Act 1988, income tax, capital gains tax, the charge under Section 601(2) of the Taxes Act 1988, value added tax, excise duties, the charge to tax under Schedule 9A of the Value Added Tax Act 1994, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, capital duties, national insurance contributions, local authority council taxes, petroleum revenue tax, foreign taxation and duties, amounts payable in consideration for the surrender of group relief or advance corporation tax or refunds pursuant to Section 102 of the Finance Act 1989 and any payment whatsoever which the Company may be or become bound to make to any Person or Governmental Authority as a result of the operation of any enactment relating to any such taxes or duties and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation;

         "Taxes Act 1988" means the Income and Corporation Taxes Act 1988;

         "TCGA 1992" means the Taxation of Chargeable Gains Act 1992;

         "Value Added Tax" and "VAT" mean value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating it; references to income or profits or gains earned, accrued or received shall include income or profits or gains treated as earned, accrued or received for the purposes of any legislation; and references to the "Company" include each of the Subsidiaries;

         "Vendors" means the Shareholders and the Optionholders;

         "Vendors' Solicitors" means Lovells;

         "Warranties" means the warranties and representations set out in Clause 2 of Schedule 3 (Warranties and Representations);

         any question whether a Person is connected with another shall be determined in accordance with the Taxes Act 1988, Section 839 (subject to the deletion of the words from "Except" to "arrangements" in sub-section (4) thereof) which shall apply in relation to this Schedule as it applies in relation to that Act; and


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         references to any Act, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

         Where, in this Agreement, a term is defined in and for the purposes of a particular Clause, Sub-Clause, Paragraph or Sub-Paragraph the relevant definition shall apply, where the context admits, for all other purposes of this Agreement.

         Where this Agreement refers to procurement by the Vendors, such procurement shall mean:

         (a) with respect to each Vendor that it shall procure that any voting powers exercisable by it at a general meeting of the Company shall be exercised in a manner consistent with the procurement of the matter concerned;

         (b) with respect to any directors of the Company who have been appointed by an Institutional Vendor, that the relevant Institutional Vendor shall direct such appointed director to act (subject to his fiduciary duties) in a manner consistent with the procurement of the matter concerned; and

         (c) where any Vendor is also a director or controlled by a person who is a director of the Company, that such Vendor (or the person in control of such Vendor) shall procure that the relevant director acts (subject to his fiduciary duties) in a manner consistent with the procurement of the matter concerned.

1.2      Construction of Certain References

         In this Agreement, where the context admits:

         A. words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meanings thereby attributed to them;

         B. references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

         C. references to Clauses and Schedules are references to Clauses and Schedules of and to this Agreement, references to Sub-Clauses or Paragraphs are, unless otherwise stated, references to Sub-Clauses or Paragraphs of the Clause or Sub-Clause of this Agreement in which the reference appears, and references to this Agreement include the Schedules;


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


         D. references to any document being in "agreed terms" or in "agreed form" are to that document in the form signed or initialled by or on behalf of the parties for identification; and

         E. words importing the singular shall include the plural and vice versa;

         F. the words "includes," "including," "particularly" and "in particular" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words; and

         G. the words "other" and "otherwise" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible.

1.3      Headings

         The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4      Schedules

         Each of the Schedules shall have effect as if set out herein.


2.       SALE OF SHARES

2.1      Sale and Purchase

         A. Subject to the terms of this Agreement, each Vendor with full title guarantee for its Sale Shares shall sell and the Purchaser shall purchase, free from all Encumbrances and together with all rights now or hereafter attaching thereto the number of Sale Shares set out in Schedule 1 in respect of such Vendor (as may be amended pursuant to Clause 10.14) (plus a further 148,144 "A" Ordinary Shares if the same are issued pursuant to exercise of the Options), comprising in aggregate the entire issued ordinary share capital of the Company.

         B. On Completion, the Purchaser shall procure that the Company shall redeem in full the Preference Shares by paying the Preference Shareholders the sum of(pound)7,162,830.

2.2      No Sale of Part Only

         The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares and the redemption of the Preference Shares are completed simultaneously.


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


2.3      Waiver of Pre-emption Rights

         Each of the Vendors hereby waives any pre-emption rights he may have relating to the Sale Shares, whether conferred by the Company's Articles of Association or otherwise.


3.       CONSIDERATION

         The total consideration for the "A" Ordinary Shares, the "B" Ordinary Shares and the "C" Ordinary Shares in issue on Completion shall be the sum of (pound)25.668 per share (it being agreed that the total of the amounts payable under this Clause 3 plus any amounts paid or payable by the Company to the Optionholders in respect of cancellation of Options and amounts paid or payable by the Company in respect of redemption of the Preference Shares shall be (pound)31,500,000).


4.       CONDITIONS

4.1      Conditions

         Completion is conditional upon:

         A. The Purchaser being satisfied in its sole discretion with the results of its legal, financial and business due diligence investigations contemplated by Clause 6 (Purchaser's Right of Access);

         B. The Purchaser having obtained, on terms and conditions satisfactory to the Purchaser in its reasonable commercial discretion, all of the financing required to consummate the transactions contemplated by this Agreement;

         C. no Material Adverse Effect having occurred with respect to the Company since the date of this Agreement;

         D. All of the Material consents and approvals requested by the Purchaser and required from Governmental Authorities or from any other party contracting with the Company or any other Subsidiary in order to implement fully the terms of this Agreement having been duly obtained;

         E. The Purchaser having procured all Material consents and approvals requested by the Vendor and required of it from Governmental Authorities or third parties in order to implement fully the terms of this Agreement;

         F. The Non-Institutional Vendors, the Company and the Subsidiaries having complied with the restrictions on the activities of the Non-Institutional Vendors, the Company and the Subsidiaries contained in Sub-Clauses 8.7 (Pending Completion) and 8.8 (Liaison on Conduct of Business) and in Paragraph 2.8(A) (Business Since the Balance Sheet Date) of
                  Schedule 3 (Warranties and Representations) from the date hereof down to Completion;


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


         G. No complaint, demand, action, suit, or proceeding being pending or threatened before any Court or Governmental Authority wherein an unfavorable Order would

                  1. prevent consummation of any of the transactions contemplated by this Agreement;

                  2. cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  3. affect adversely the right of the Purchaser to own, operate, or control the Sale Shares or the Company; or


                  and no such Order being in effect.

         H. Each of the Vendors shall have tendered all of its Sale Shares for purchase by the Purchaser at Completion in accordance with the terms and provisions of this Agreement.

4.2      Waiver

         The Purchaser may waive in whole or in part all or any of the Conditions other than Condition 4.1.E or extend the period in which such Conditions are to be satisfied. The Vendors may waive in whole or in part Condition 4.1.E or extend the period in which such Condition is to be satisfied. The waiver of any of the Conditions and the completion of the transactions contemplated by this Agreement shall not be considered a waiver of any other rights of the Purchaser or (in the case of Condition 4.1.E) the Vendors under this Agreement or at law.


5.       COMPLETION

5.1      Date and Place of Completion

         Completion shall take place on the Completion Date at the offices of Vinson & Elkins L.L.P. at Regis House, 45 King William Street, London EC4R 9AN at 10.00 a.m.

5.2      Vendors' Obligations

         On Completion each of the Vendors in relation to Sub-Clauses 5.2 A.1,2 and 3, B, C and E and each of the Non-Institutional Vendors in relation to Sub-Clauses 5.2 A.4,5 and 6,D, F and G shall:

         A.       deliver to the Purchaser:

                  1. duly executed transfers of the Sale Shares by the registered holders thereof in favour of the Purchaser or as it shall direct together with the relative share certificates;


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


                  2. such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Sale Shares; and

                  3.    powers of attorney in an agreed form;

                  4. a certificate (without qualification as to materiality or otherwise) of a director and the secretary of the Company to the effect that each of the conditions specified in Paragraphs (A)(2), (C), (D), (F) and (G) of Sub-Clause 4.1 (Conditions) has been satisfied in all respects, together with copies of all Material consents and approvals procured pursuant to Paragraph (D) of Sub-Clause 4.1 (Conditions); 5. a certificate of the secretary of the Company to the effect that all appropriate corporate and shareholder authorizations of the Company and the Subsidiaries necessary to authorize the transactions contemplated by this Agreement have been obtained, together with certified copies of such authorizations; and

                  6. such other certificates or documents as the Purchaser may reasonably require (including evidence satisfactory to the Purchaser that any liability of the Company or any Subsidiary in respect of management fees payable to TGE Group Limited will terminate upon Completion).

         B. procure to the extent each Vendor is able that the Directors (other than the Continuing Directors) and, if requested by the Purchaser, the secretary or secretaries of the Company and the Subsidiaries retire from all their offices and employments with the Company and the Subsidiaries, each delivering to the Purchaser a deed (in the agreed terms) made out in favour of the Company and/or the Subsidiaries acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996;

         C. procure to the extent each Vendor is able the resignation of the auditors of the Company and the Subsidiaries in accordance with Section 393 of the Companies Act 1985, accompanied by a written statement pursuant to Section 394 of that Act that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of each such company and that no fees are due to them and deliver such resignation and statement to the Purchaser;

         D.       deliver to the Purchaser as agent for the Company and the
                  Subsidiaries:

                  1. all the statutory and other books (duly written up to the date immediately prior to the Completion Date) of the Company and each of the Material Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s);

                  2. certificates in respect of all issued shares in the capital or an indemnity in respect thereof of each of the Material Subsidiaries and transfers of all shares, if any, in any Subsidiary not held by the Company in favour of such Persons as the Purchaser shall direct; and

                  3.    the title deeds to the Properties.

         E. procure to the extent each Vendor is able a board meeting of the Company and of each of the Subsidiaries to be held at which there shall be:

                  1. passed a resolution, in the case of the Company, declaring such dividends on the Preference Shares as shall have accrued in respect of the period since 31 January 2001 up to Completion Date and directing that such dividends be paid immediately prior to Completion and resolving to redeem the Preference Shares;

                  2. passed a resolution to register, in the case of the Company, the transfers of the Sale Shares and, in the case of the Subsidiaries, the share transfers referred to in Paragraph (D)(2) and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;

                  3. appointed as directors and/or secretary such persons as the Purchaser may nominate, such appointments to take effect upon Completion;

                  4. tendered and accepted the resignations and acknowledgements of the directors and secretary referred to in Paragraph (B), each such acceptance to take effect upon Completion; and

                  5.    revoked all existing authorities to banks.

         F. deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting referenced in Paragraph (E) above; and

         G. procure the discharge of all guarantees and like obligations given by the Company or any of the Subsidiaries in respect of the obligations of any other Person (and including any guarantees and obligations stipulated to be discharged at Completion in the Disclosure Letter), such discharge to be given in the agreed terms.

5.3      Purchaser's Obligations

         A. The Purchaser shall not be obliged to complete the purchase of the Sale Shares if any of the actions or matters listed in Sub-Clauses 5.2 A.4,5 and 6,D,F and G have not taken place as therein provided.

         B.       On Completion the Purchaser shall:

                  1. pay the full consideration for the Sale Shares as provided by Clause 3 (Consideration), by way of telegraphic transfer into the account of the Vendors' Solicitors, at Barclays Bank Plc sort code 20-00-00 account number 10610984;

                  2. deliver to the Vendors a certificate (without qualification as to materiality or otherwise) of the Chief Financial Officer of the Purchaser to the effect that Condition 4.1(E) has been satisfied in all respects; and


                  3. procure that the Company pays(pound)7,162,830 to the Preference Shareholders in order to fully redeem their shares.

5.4      Failure to Complete

         If in any respect the obligations of the Vendors or the Purchaser are not complied with on or before the Final Completion Date the party not in default may:

         A. defer Completion to a date not more than 30 days after the Final Completion Date (and so that the provisions of this Sub-Clause 5.4, apart from this item, shall apply to Completion as so deferred); or

         B. proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

         C.       rescind this Agreement.

5.5      No Waiver

         Completion shall not be deemed a waiver of any rights of the Purchaser granted by this Agreement or at law and expressed or intended to have effect thereafter.

5.6 The Purchaser shall take all steps and make all payments as are necessary to refinance and/or replace the facility which the Company has with National Westminster Bank Plc and/or its Affiliates on or immediately prior to Completion.


6.       PURCHASER'S RIGHT OF ACCESS

6.1      Right of Access

         Except as provided in Sub-Clause 6.2 (Excluded Items) below, from and after the date of this Agreement until the earlier of the Completion Date or the rescission of this Agreement:

         A. the Non-Institutional Vendors shall procure that the Company and each of the Subsidiaries provide to the Purchaser, its lenders and Affiliates and each of their respective authorised representatives, including accountants, consultants and solicitors, reasonable access upon reasonable notice at all reasonable times, to the assets, business, facilities, properties, agreements, books, records (including tax returns filed and in preparation) and key employees of or relating to the Company and each of the Subsidiaries in order that the Purchaser shall have full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and each of the Subsidiaries, and the Non-Institutional Vendors shall procure that the Company and each of the Subsidiaries shall cooperate fully in connection therewith;

         B. the Non-Institutional Vendors shall, as soon as practicable upon request of the Purchaser, supply or procure the supply of any information reasonably required by the Purchaser relating to the Company and each of the Subsidiaries and their respective affairs; and

         C. the Non-Institutional Vendors shall use their best efforts to procure that the independent certified public accountants of the Company and each of the Subsidiaries (i) provide to the Purchaser, its lenders and Affiliates and each of their respective authorised representatives, including accountants, consultants and solicitors, free and full access upon reasonable notice at all reasonable times, subject to such confidentiality undertakings as such accountants may reasonably require, to the records and work papers of such accountants relating to the Company and each of the Subsidiaries and (ii) consent to the inclusion of the Audited Accounts, or any portion thereof, in any filings required of the Purchaser by Law or by any securities exchange or Governmental Authority having jurisdiction over it (including the Securities and Exchange Commission and the New York Stock Exchange), to the extent such Audited Accounts are so required to be included therein.

         The Purchaser hereby agrees to use its reasonable efforts to minimize any disruption to the business of the Company, the Subsidiaries and their accountants in connection with the conduct of the investigations contemplated by this Clause.

6.2      Excluded Items

         Notwithstanding anything to the contrary in Sub-Clause 6.1 (Right of Access) above, the Non-Institutional Vendors may withhold from the Purchaser or restrict the Purchaser's right of access to certain original documents and specific information (the "Excluded Items") which constitute sensitive commercial information, the disclosure of which the Non-Institutional Vendors reasonably believe would adversely affect the competitive position of the Company and the Subsidiaries if this Agreement were to be rescinded prior to Completion. If the Non-Institutional Vendors restrict the Purchaser's right of access to any Excluded Items, the Non-Institutional Vendors shall provide or procure the provision of outline written summaries of such Excluded Items and/or written answers to the Purchaser's questions regarding such Excluded Items. The Non-Institutional Vendors may omit from such summaries and answers commercially sensitive information, the disclosure of which the Non-Institutional Vendors reasonably believe would adversely affect the competitive position of the Company and the Subsidiaries if this Agreement were to be rescinded prior to Completion. Such summaries and answers shall in all other respects provide, as applicable, accurate summaries of such Excluded Items and accurate answers to such questions.

6.3      No Solicitation of Personnel

         If this Agreement is not completed, the Purchaser hereby agrees, for a period of one year subsequent to the date of this Agreement, not to solicit or entice away or endeavour to solicit or entice away from the Company or any of the Subsidiaries any person who at the date of this Agreement is a Director, a senior employee of the Company or any of the Subsidiaries or an employee with whom the Purchaser has contact or of whom the Purchaser gains knowledge during its investigation of the Company and the Subsidiaries to take up employment with the Purchaser.


7.       RESTRICTION OF VENDORS

7.1      Restricted Business

         In this Clause, "Restricted Business" means the design, production and installation of fluid processing technology applications that directly or indirectly competes with the business of the Company or any of the Subsidiaries carried on at the Completion Date.

7.2      Covenants

         The Non-Institutional Vendors undertake with the Purchaser (as trustee for itself and the Company) and its successors in title that they will not and that they will procure that none of their Affiliates will, either on their own account or in conjunction with or on behalf of any other Person:

         A. for the period of one year after the Completion Date (or, if sooner, in respect of any Non-Institutional Vendor who is an Optionholder, until the Company terminates the contract of employment of such Optionholder for any reason other than gross or serious or repeated misconduct) carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, director, employee, agent, consultant, partner or otherwise) in the active management of any Restricted Business (provided, however, that this Paragraph A shall not prohibit any of the Vendors or their Affiliates from being the registered holder or Beneficial Owner of any class of securities of any entity engaged in any Restricted Business);

         B. at any time after the Completion Date, directly or indirectly use or attempt to use in the course of any business any trade or service mark, trade name, design or logo (whether registered or not and including the Listed Intellectual Property referred to in Schedule 3) used in the business of the Company or any of the Subsidiaries or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto; and

         C. for the period of three years after the Completion Date, solicit or entice away or endeavor to solicit or entice away from the Company or any of the Subsidiaries any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a Director, officer, manager, employee or servant of the Company or any of the Subsidiaries to take up employment with the Vendors.

7.3      Vendors to Procure Compliance

         The Non-Institutional Vendors undertake to take all such steps as shall from time to time be necessary to ensure compliance with the terms of Sub-Clause 7.2 above by employees and agents of the Vendors.

7.4      Separate Covenants

         Each of the undertakings in Sub-Clauses 7.2 and 7.3 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

7.5      Reasonableness

         The Vendors agree that the restrictions and undertakings contained in Sub-Clauses 7.2 and 7.3 are reasonable and necessary for the protection of the Purchaser's legitimate interests in the goodwill of the Company and the Subsidiaries. If, however, any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

7.6      Void or Unenforceable Restrictions

         Without prejudice to Sub-Clause 7.5, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same legal and commercial effect as that which it replaces.

7.7      Confidential Information Concerning the Company

         No Vendor shall and each Vendor shall procure that no officer or employee of any such Vendor shall make use of or divulge to any third party (other than to the Vendors' professional advisers for the purpose of this Agreement in which case each Vendor shall use its reasonable endeavours to procure that such advisers keep such information confidential on terms equivalent to this Clause) any confidential information relating to the Company and the Subsidiaries save only:

         A. insofar as the same has become public knowledge otherwise than, directly or indirectly, through the Vendors' breach of this Sub-Clause 7.7 or the failure of the officers, employees or professional advisers referred to above to keep the same confidential; or

         B. to the extent required by Law or by any Court or Governmental Authority.


8.       WARRANTIES

8.1      General

         The Vendors in the case of the statements made in relation to clause 2.1(A) (B) and (C) of Schedule 3 and the Principal Warrantors in the case of all other statements in clause 2 of Schedule 3 hereby severally represent and warrant as set out herein to and for the benefit of the Purchaser that such statements will be correct and complete as of the Completion Date (as though made then and as though the Completion Date were substituted for the date of this Agreement throughout Clause 2 of
         Schedule 3 (Warranties and Representations)), except (i) as fairly set forth in the disclosure letter to be delivered by the Vendors to the Purchaser not later than the 20th Business Day subsequent to the date of this Agreement (the "Disclosure Letter") and (ii) as fairly disclosed by the Vendors in the period from the date of delivery of the Disclosure Letter to Completion. The Disclosure Letter and any disclosures by the Vendors subsequent to the date of delivery of the Disclosure Letter and on or prior to the Completion Date shall be arranged in sections corresponding to the numbered and lettered paragraphs contained in Clause 2 of Schedule 3 (Warranties and Representations).

8.2      Purchaser's knowledge

         The Purchaser shall not be entitled to make a Relevant Claim to the extent that as at Completion it is aware of any fact or circumstance which to its knowledge may give rise to such Relevant Claim.

8.3      Warranties to be independent

         Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

8.4      Survival and Breach

         A. The Purchaser shall be entitled to recover damages from each of the Vendors if at any time from Completion up to the second anniversary of Completion, any of the Warranties contained in paragraphs (A) (B) and (C) of Sub-Clause 2.1 (The Company and the Vendors) of Schedule 3 (Warranties and Representations), each of which shall survive Completion and continue in full force and effect for such period, is broken by it or proves to be untrue or misleading, provided that each Vendor shall only be liable to the Purchaser if and to the extent that it has breached such Warranties and no Vendor shall be liable pursuant to this Sub-Clause 8.4A for a breach of this Sub-Clause 8.4 A by another Vendor.

         B. The Purchaser shall be entitled to recover damages from each of the Principal Warrantors in each case strictly by reference to the proportion of such Relevant Claim which is set out opposite the name of such Principal Warrantor in column 2 of
                  Schedule 5 if:

                  1. during the 30 day period following Completion, any of the Warranties contained in Sub-Clause 2.13 (Excluded Items) of Schedule 3 (Warranties and Representations), each of which shall, for this purpose, survive Completion and continue in full force and effect for such period, is broken or proves to be untrue or misleading; or

                  2. during the period of 20 weeks following Completion, any of the Warranties contained in Clause 2 of Schedule 3 (Warranties and Representations) (other than those contained in Paragraphs (A) (B) and (C) of Sub-Clause
                        2.1 (The Company and the Vendors), each of which shall, for this purpose, survive Completion and continue in full force and effect for such period, is broken or proves to be untrue or misleading with respect to any matter:

                        a of which any of the Principal Warrantors or Optionholders had Knowledge prior to Completion; and

                        b that is not fairly disclosed in or, to the Knowledge of the Vendors, is misrepresented in the Disclosure Letter (or in subsequent disclosures in the period from the date of delivery of the Disclosure Letter up to Completion).

8.5      Damages

         If, subsequent to the Completion Date, the Purchaser becomes entitled to recover damages from the Vendors or the Principal Warrantors pursuant to Sub-Clause 8.4 (Survival and Breach), the Vendors hereby covenant, subject to Sub-Clause 8.6 (Vendor Protection) to pay, on demand, to the Purchaser the amount by which the value of the Sale Shares has diminished as a result of such breach.

8.6      Vendor Protection

         A.       Guarantees

                  The Purchaser shall use its best endeavours to secure the release of the Vendors from the guarantees and other contingent liabilities listed in the Disclosure Letter for the purpose of this Paragraph and shall in the meantime indemnify the Vendors against any liability (including costs, damages and expenses) thereunder or which may be incurred in relation thereto.

         B.       Loan Accounts

                  At Completion the Purchaser shall procure that the Company and the Subsidiaries shall repay to the Vendors the amounts owing to them as specified in the Disclosure Letter.

         C.       Limitation of Liability

                  The following Paragraphs of this Sub-Clause 8.6 shall operate to limit the liability of the Vendors under Sub-Clauses 8.4 (Survival and Breach) and 8.5 (Damages), subject to Paragraph
                  (D) below. In this Sub-Clause 8.6, the term "Relevant Claim" means any claim under or in connection with the Warranties or the Disclosure Letter.

                  1.    Financial Limits

                        a. The aggregate liability of the Principal Warrantors in respect of all Relevant Claims shall be limited to (pound)3,100,000 and the individual liability of the Principal Warrantors in respect of all Relevant Claims shall be limited to the amounts set opposite each of their names in column 3 of Schedule 5.

                        b. The Principal Warrantors shall not be liable in respect of a particular Relevant Claim unless the aggregate liability of the Principal Warrantors in respect of all Relevant Claims exceeds (pound)50,000 in which case the Principal Warrantors shall be liable in the proportions set opposite their names in column 2 of Schedule 5 for the whole amount and not merely the excess over (pound)50,000.

                  2.    Time Limits and Notice

                        The Vendors or Principal Warrantors (as applicable) shall have no liability in respect of any Relevant Claim unless the Purchaser shall have given notice in writing to the Vendors or Principal Warrantors (as applicable) of such claim specifying (in reasonable detail) the matter that gives rise to the claim, the nature of the claim and the amount claimed in respect thereof within the time periods provided in Sub-Clause 8.4 (Survival and Breach).

                 3.     Recovery From Third Parties

                        If the Vendors pay to or for the benefit of the Purchaser an amount in respect of any Relevant Claim and any of the Purchaser, the Company or any of the Subsidiaries subsequently receives from any other Person any payment in respect of the matter giving rise to the Relevant Claim, the Purchaser shall thereupon reimburse the Vendors an amount up to the payment received (but in no event greater than the amount paid to or for the benefit of the Purchaser by the Vendors), after having taken into account any cost, liability (including tax liability) or expense in respect thereof and except to any extent that the liability of the Vendors in respect of the Relevant Claim was reduced to take account of such payment.

                  4.    No Duplication of Recovery

                        The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

         D.       Relevance of Limitations in Certain Circumstances

                  The provisions of Paragraphs (C)(1) and (2) shall not apply in respect of:

                  1. any Relevant Claim with respect to any of the Warranties contained in Paragraphs (A) (B) and (C) of Sub-Clause
                        2.1 (The Company and the Vendors) of Schedule 3 (Warranties and Representations); and

                  2. any other Relevant Claim if it is (or the delay in discovery of which is) the consequence of fraud, willful misconduct or willful concealment by the Vendor or Vendors against whom such claim is made.

8.7      Pending Completion

         The Non-Institutional Vendors shall procure that (save only as may be necessary to give effect to this Agreement or as disclosed in the Disclosure Letter) none of the Non-Institutional Vendors nor the Company nor any of the Subsidiaries shall do, allow or procure any act or omission before Completion that would constitute a breach of any of the Warranties if they were given at any and all times from the date of delivery of the Disclosure Letter to Completion or that would make any of the Warranties inaccurate or misleading if they were so given. In particular, the Non-Institutional Vendors shall procure that (save as disclosed in the Disclosure Letter) Paragraph 2.8(A) (Business Since the Balance Sheet Date) of Schedule 3 (Warranties and Representations) shall be complied with at all times from the date hereof down to Completion.

8.8      Liaison on Conduct of Business

         The Non-Institutional Vendors shall in addition and without limiting Sub-Clause 8.7 (Pending Completion) procure that, from the date of this Agreement until Completion, the business of the Company and the Subsidiaries is carried on in the usual and normal course and that none of the Company or the Subsidiaries shall enter into any contract or commitment or do anything that, in any such case, is either out of the ordinary and usual course of its business or of a Material nature without informing the Purchaser in writing in advance. In particular, the Non-Institutional Vendors shall procure that from the date of this Agreement until Completion, save after informing the Purchaser in writing in advance, none of the Company or the Subsidiaries shall declare, make or pay any dividend or distribution (whether of capital or profits) subsequent to the date of this Agreement, except for (i) dividends on the Preference Shares in respect of periods up to the Completion Date and (ii) monthly management fees of (pound)21,000 to TGE Group Limited in respect of periods up to the Completion Date (including any pro rata management fees for any partial month).

8.9      Further Disclosure by Non-Institutional Vendors

         The Non-Institutional Vendors without prejudice to Sub-Clause 8.8 (Liaison on Conduct of Business) shall forthwith disclose in writing to the Purchaser by supplementing the Disclosure Letter (and references to the Disclosure Letter shall mean the Disclosure Letter as supplemented by any such disclosures made during the period from the date of delivery of the Disclosure Letter to Completion) any matter or thing that may arise or become known to the Non-Institutional Vendors after the date of delivery of the Disclosure Letter and before Completion that is inconsistent with any of the Warranties or that might make any of them Materially inaccurate or misleading if they were given at any and all times from the date hereof down to Completion or that is Material to be known to a purchaser for value of the Sale Shares.

8.10     Rescission

         In the event of any matter or thing that is mentioned in Sub-Clause 8.7 (Pending Completion) becoming known to the Purchaser before Completion or in the event of it becoming apparent after the delivery of the Disclosure Letter but on or before Completion that the Vendors are in Material breach of any of the Warranties or any other term of this Agreement, the Purchaser may, without prejudice to the rights of the Purchaser under Sub-Clause 10.2 and Sub-Clause 10.11, rescind this Agreement by notice in writing to the Vendors.

8.11     Waiver of Claims

         The Vendors undertake to the Purchaser that they will not make or pursue any claim that they have or may have against the Company, the Subsidiaries or any of the Employees (as such term is defined in Paragraph B(1) of Sub-Clause 2.12 (the Company and its Employees) of
         Schedule 3 (Warranties and Representations)) in respect of or arising out of the Warranties or any information supplied by them to or on behalf of the Vendors or their professional advisers or agents on or prior to the Completion Date.


9.       ANNOUNCEMENTS

9.1      Restriction

         Subject to Sub-Clause 9.2 (Permitted Announcements), neither the Vendors nor the Purchaser shall make any announcement, whether to the public, to the customers or suppliers of the Company, or to all or any of the employees of the Company, concerning the subject matter of this Agreement without the prior written approval of the other (which shall not be unreasonably withheld or delayed).

9.2      Permitted Announcements

         Sub-Clause 9.1 (Restriction) shall not apply if and to the extent that such announcement is required by Law or by any securities exchange or Governmental Authority having jurisdiction over it (including the Securities and Exchange Commission, the New York Stock Exchange, the London Stock Exchange, The Panel on Take-overs and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of Law and provided that any such announcement shall be made only after reasonable consultation with the other party.

9.3      Confidential Information

         Any such announcement permitted by this Clause 9 may include any information relating to the Company or the Subsidiaries as to which the Purchaser has an obligation of confidentiality, but only to the extent such information is required to be disclosed by Law or by any securities exchange or Governmental Authority referred to in Sub-Clause
         9.2 (Permitted Announcements).

9.4      Continuance of Restrictions

         The restrictions contained in this Clause on the part of the Vendors and Purchaser shall survive Completion.


10.      PROVISIONS RELATING TO THIS AGREEMENT

10.1     Assignment

         This Agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement, including the Warranties and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Company or of any of the Subsidiaries, or to any Affiliate of the Purchaser who may enforce them as if such transferee or Affiliate had also been named in this Agreement as the Purchaser.

10.2     Exclusivity

         A. The Vendors will not, and the Vendors (in the case of the Non-Institutional Vendors, to the extent they are able) will procure that the Company and the Subsidiaries and their respective Affiliates, directors, officers, employees and representatives do not, prior to the earlier of Final Completion Date and the termination or rescission of this
                  Agreement:

                  1. solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any:

                        a.    liquidation, dissolution, or recapitalization;

                        b.    merger or consolidation;

                        c. acquisition or purchase of securities or assets (save as contemplated by Clause 10.14); or

                        d. similar transaction or business combination involving the Company or any of the Subsidiaries; or

                  2. participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

         B. Each Vendor will notify the Purchaser immediately if he becomes aware of any Person making any proposal, offer, inquiry, or contact with respect to any of the foregoing. If the Vendors, the Company or any of the Subsidiaries or any of their respective Affiliates, directors, officers, employees or representatives (including financial advisors) breaches his or its obligations contained in this Sub-Clause 10.2, the Purchaser shall be entitled to rescind this Agreement.

10.3     Whole Agreement

         A. This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, assurances and arrangements of any nature, whether in writing or oral, relating to such subject matter.

         B. The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Vendors or any other Person save for those contained in this Agreement and in the Disclosure Letter. The Purchaser agrees that (except in respect of fraud) it shall have no right or remedy in respect of any other representation, warranty, promise or assurance save for those contained in this Agreement.

         C. No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

10.4     Agreement Survives Completion

         Survival of the Warranties and the recovery of damages by the Purchaser shall be governed by Sub-Clause 8.4 (Survival and Breach). All other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

10.5     Rights, Powers, Privileges and Remedies

         A. The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

         B. No failure to exercise, nor any delay in exercising, any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

         C. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

10.6     Release of Vendors

         The Purchaser may release or compromise the liability of any of the Vendors hereunder without affecting the liability of the other Vendors.

10.7     Further Assurance

         At any time after the date hereof each of the Vendors shall, at the request of the Purchaser, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

10.8     Invalidity

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

10.9     Payment to the Vendors

         Any payment to be made to any specific Vendor under any provision of this Agreement may be made to the Vendors' Solicitors, whose receipt shall be an absolute discharge on behalf of such Vendor.

10.10    Counterparts

         This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

10.11    Costs

         Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement, save that if this Agreement is rescinded by the Purchaser pursuant to Sub-Clause 10.2 (Exclusivity), the Vendors (in the proportions set out in Schedule 5) shall pay to the Purchaser its accountancy, legal and other costs in relation to the preparation and negotiation of this Agreement and the investigation of the Company contemplated by Clause 6 (Purchaser's Right of Access) prior to the date this Agreement is so rescinded by the Purchaser.

10.12    Notices

         A. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in Paragraph (B) and may be:

                  1. personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

                  2. if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

                  3. if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

                  4. sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 09.30 (at such place) on the next Business Day.

         B. The addresses and other details of the parties hereto to which notices referred to in Paragraph (A) may be delivered are, subject to Paragraph (C):

                  Vendors:    TGE Group Limited
                              61 Arthur Road
                              Wimbledon
                              London SW19 7DN
                              United Kingdom
                              Attention:        Lars McBride
                              Telephone:        020 8947 4844
                              Facsimile:        020 8947 4896

                              with a copy to:

                              Lovells
                              65 Holborn Viaduct
                              London EC1A 2DX
                              United Kingdom
                              Attention:        James Wilson//Malcolm MacDougall
                              Telephone:        020 7296 2000

                              Facsimile:        020 7296 2001

                  Purchaser:  NATCO Group Inc.
                              Brookhollow Central III, Suite 750
                              2950 North Loop West
                              Houston, Texas  77092
                              Attention:        J. Michael Mayer
                                                Daniel R. Carter
                              Telephone:        (713) 683-9292
                              Facsimile:        (713) 812-6654

                              with copies to:

                              Vinson & Elkins L.L.P.
                              Regis House
                              45 King William Street
                              London EC4R 9AN
                              United Kingdom
                              Attention:        Lawrence Ziman
                              Telephone:        020 7618 6000
                              Facsimile:        020 7618 6001

                              Vinson & Elkins L.L.P.
                              1001 Fannin, Suite 2300
                              Houston, Texas 77002
                              Attention:        William E. Joor, III
                                                W. Creighton Smith
                              Telephone:        (713) 758-2222
                              Facsimile:        (713) 758-2346

         C. Any party to this Agreement may notify the other parties of any change to its address or other details specified in Paragraph (B), provided that such notification shall be effective only on the date specified in such notice or five Business Days after the notice is given, whichever is later.

10.13    Several Liability

         The obligations of each of the Vendors under or pursuant to this Agreement are several. Save as expressly provided in Clause 8 and
         Schedule 3, no Vendor shall be liable for any action or omission of any of the other Vendors and the Institutional Investors shall only be liable in relation to matters which arise directly out of their own default.

10.14    Transfer of Shares

         The parties are aware of and hereby consent to the transfer pursuant to the Preference Share Transfer and the ICG Option of the following transfers of shares that may take place before Completion:

         10.14.1 28,000 "B" Ordinary Shares from SUK BOF III Nominees Ltd to the holders of Preference Shares at the date hereof; and

         10.14.2 3,693,694 Preference Shares from the holders at the date hereof to SUK BOF III Nominees Ltd.


11.      LAW AND JURISDICTION

11.1     English Law

         This Agreement shall be governed by, and interpreted and construed in accordance with, English law.

11.2     Jurisdiction

         In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement ("proceedings") each of the parties irrevocably submits to the jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.


AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.

                                   SCHEDULE 1
                           THE VENDORS AND THE COMPANY


                            PART I: THE SHAREHOLDERS


Vendor                          Number of Sale Shares
------                          ---------------------
Braydeal Ltd.                   80,000 "A" Ordinary Shares
Sloane Investments Ltd.         80,000 "A" Ordinary Shares
Suk Bof III Nominees Ltd.(1)    520,000 "B" Ordinary Shares
Meggitt Properties Plc.         120,000 "C" Ordinary Shares


Vendor                          Number of  Preference Shares
------                          ----------------------------

Alpinvest Mezzanine BV.....       286,800 Preference Shares
Intermediate Capital Group Plc  6,453,000 Preference Shares
Intermediate Capital Limited      430,200 Preference Shares



                              PART II: THE COMPANY

Name:                           Axsia Group Limited

Number:                         3508104

Registered Office:              61 Arthur Road
                                London
                                SW19 7DN

Authorised Capital:               160,000 "A" Ordinary Shares of 1p each
                                  520,000 "B" Ordinary Shares of 1p each
                                  120,000 "C" Ordinary Shares of 1p each
                                7,170,000 Preference Shares of (pound)0.999 each

Issued Capital:                   800,000 Ordinary Shares
                                7,170,000 Preference Shares

Directors:                      John Arthur Cope
                                Derek James Elliott
                                John Kristian Lars McBride
                                Peter Gregory Michaluk
                                Terence Twigger
                                G.L. Wrigley (Will resign on or before
                                   Completion)

Secretary:                      Lynne Jones Sampson

Accounting Reference Date:      31 December

Auditors:                       Ernst & Young



                           PART III: THE OPTIONHOLDERS


                             Number of 'A' Ordinary
                           Shares over which Options                Exercise
Optionholder                       are held                      Price per Share
------------               -------------------------             ---------------
Sloane Investments Ltd.             24,296                             1p
Lars McBride                        24,296                             1p
Peter G Michaluk                    37,926                             1p
Ian S Harding                       18,962                             1p
Jonathan C Moseley                  23,702                             1p
Raymond G Keating                   18,962                             1p
                                  --------
                                   148,144
                                  ========

                                   SCHEDULE 2
                                THE SUBSIDIARIES


                              PART I: AXSIA LIMITED

Name:                           Axsia Limited

Number:                         3047122

Registered Office:              61 Arthur Road
                                London
                                SW19 7DN

Authorised Capital:               160,000 "A" Ordinary Shares of 1p each
                                  520,000 "B" Ordinary Shares of 1p each
                                  120,000 "C" Ordinary Shares of 1p each
                                7,170,000 Preference Shares of (pound)1 each

Issued Capital:                   800,000 Ordinary Shares
                                7,170,000 Preference Shares


Registered Shareholders:        Axsia Group Limited

Beneficial Owner of
   issued capital:              Axsia Group Limited

Directors:                      John Arthur Cope
                                John Kristian Lars McBride
                                T. Twigger*
                                G Wrigley*

Secretary:                      Lynne Jones Sampson

Accounting Reference Date:      31 December

Auditors:                       Ernst & Young

------------
*Will resign on or before Completion.

                        PART II AXSIA SERCK BAKER LIMITED


Name:                           Axsia Serck Baker Limited

Number:                         2106584

Registered Office:              Riga House
                                380 Bristol Road
                                Gloucester
                                Gloucestershire GL2 5XY

Authorised Capital:             Ordinary Shares - 100 shares of $1
                                Deferred Ordinary Shares - 100 shares
                                   of (pound)1


Issued Capital:                 100* Ordinary Shares of $1 and 2 Deferred
                                   Shares of (pound)1

Registered Shareholders and

Beneficial Owner of
   issued capital:              [Axsia Limited]

Directors:                      J.A.Cope
                                Wayne Evans
                                R.L. Gregory
                                R.C. Ingles
                                J.K.L.McBride
                                P.G. Michaluk
                                J.C. Moseley

Secretary:                      Lynne Sampson

Accounting Reference Date:      31 December

Auditors:                       Ernst & Young

------------
* The 1999 accounts show 65 shares issued; the Annual Return shows 100

                          PART III AXSIA HOWMAR LIMITED


Name:                           Axsia Howmar Limited

Number:                         961792

Registered Office:              Albany Park Estate
                                Frimley Road
                                Camberley
                                Surrey  GU15 2QQ

Authorised Capital:             (pound) 1,000,000 divided into 1,000,000
                                   deferred ordinary shares of(pound)1 each
                                100 ordinary shares of US$1 each


Issued Capital:                 600,200 Deferred Ordinary Shares
                                100 Ordinary Shares



Registered Shareholders and

Beneficial Owner of
   issued capital:              Axsia Limited

Directors:                      D. G. F. Cash
                                J. A. Cope
                                I. Harding
                                R. G. Keating
                                J. K. L. McBride
                                P. G. Michaluk*
                                D. M. N. Welland

Secretary:                      Martin Jackson

Accounting Reference Date:      31 December

Auditors:                       Ernst & Young

------------
*[not shown as a director in the 1999 accounts]

                         PART IV AXSIA SERCK BAKER INC.


Name:                           Axsia Serck Baker Inc.

Number:                         Incorporated in California, USA,
                                No. FES-95.2575292

Registered Office:



Authorised Capital:



Issued Capital:



Registered Shareholders and

Beneficial Owner of
   issued capital:              Axsia Limited

Directors:

Secretary:

Accounting Reference Date:

Auditors:

                             PART V SERCK BAKER A/S


Name:                           Serck Baker A/S

Number:                         Incorporated in Norway 932171473

Registered Office:

Authorised Capital:



Issued Capital:



Registered Shareholders:

Beneficial Owner of issued capital:

Directors:

Secretary:

Accounting Reference Date:

Auditors:

                           PART VI SERCK BAKER LIMITED


Name:                           Serck Baker Limited

Number:                         3429326

Registered Office:              61 Arthur Road
                                London  SW19 7DN


Authorised Capital:             (pound) 100



Issued Capital:                 2 Ordinary Shares of (pound)1 each



Registered Shareholders and

Beneficial Owner of
   issued capital:              Axsia Limited

Directors:                      J. K. L. McBride

Secretary:                      Lynne J Sampson

Accounting Reference Date:      31 December

Auditors:                       None -- company is dormant

                             PART VII HOWMAR LIMITED


Name:                           Howmar Limited

Number:                         3429435

Registered Office:              61 Arthur Road
                                London  SW19 7DN


Authorised Capital:             (pound) 100



Issued Capital:                 2 Ordinary Shares of (pound) 1 each



Registered Shareholders and

Beneficial Owner of
   issued capital:              Axsia Limited

Directors:                      J. K. L. McBride

Secretary:                      Lynne J. Sampson

Accounting Reference Date:      31 December

Auditors:                       None -- company is dormant

                        PART VIII RICHARD MOZLEY LIMITED


Name:                           Richard Mozley Limited

Number:                         1364279

Registered Office:              Riga House
                                380 Bristol Road
                                Gloucester
                                Gloucestershire GL2 5XY

Authorised Capital:             (pound) 10,000 divided into 10,000 Ordinary
                                   Shares of (pound)1 each



Issued Capital:                 10,000 Ordinary Shares of (pound)1 each



Registered Shareholders and

Beneficial Owner of
   issued capital:              Axsia Group Limited

Directors:                      Peter G Michaluk
                                Lars McBride
                                Roger Gregory

Secretary:                      A Vyvyan

Accounting Reference Date:      31 December

Auditors:                       [have E&Y been appointed?]

                                   SCHEDULE 3
                         WARRANTIES AND REPRESENTATIONS


1.       INTERPRETATION

1.1 In this Schedule, where the context admits, references to the "Company" include each of the Material Subsidiaries.


2.       WARRANTIES AND REPRESENTATIONS

         Each of the Vendors in the case of the statements made in clause 2.1(A), (B) and (C) of Schedule 3 and the Principal Warrantors in the case of the other statements contained in this Schedule 3 hereby severally represent and warrant as set out herein to and for the benefit of the Purchaser that such statements will be correct and complete as of the date of the Disclosure Letter and will be correct and complete as of the Completion Date (as though made then and as though the Completion Date were substituted for the date of the Disclosure Letter throughout this Schedule 3 (Warranties and Representations)), except as fairly set forth in the Disclosure Letter to be delivered by the Vendors to the Purchaser not later than the 20th Business Day subsequent to the date of this Agreement, (as supplemented in the period from the date of delivery of the Disclosure Letter up to Completion). The Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered paragraphs contained in Clause 2 of Schedule 3 (Warranties and Representations).

2.1 The Company and the Vendors. Each of the Vendors hereby severally represents and warrants that:

         A. Capacity. Such Vendor has full power and authority to enter into and perform this Agreement, may execute and deliver this Agreement and perform its obligations under this Agreement without requiring or obtaining the consent of its shareholders or of any other Person, Governmental Authority or Court, and this Agreement constitutes valid and binding obligations on such Vendor in accordance with its terms.

         B. Ownership of Sale Shares. Such Vendor is the registered and sole Beneficial Owner of the Sale Shares and/or Preference Shares set forth next to its name on Part I of Schedule I (The Vendors and the Company) (save as may be amended pursuant to Clause 10.14), free from any Encumbrances, and such Sale Shares and/or Preference Shares are in issue fully paid.

         C. Options, etc. No Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the sale, transfer or conversion of any share or loan capital of the Company held by such Vendor pursuant to any option or other agreement (including conversion and exchange rights and rights of pre-emption).

         D. Liabilities Owing to or by Vendors. There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to such Vendor or to any Director or any Person connected with such Vendor, nor is there any indebtedness or other liability (actual or contingent) owing to the Company by any such Person, and no promise or representation has been made to such Vendor in connection with the Warranties or the Disclosure Letter in respect of which the Company or any of the Subsidiaries could reasonably be expected to be liable.

2.2      The Company's Constitution.

         A. Particulars of the Company. The particulars of the Company set out in Schedule 1 (The Vendors and the Company) are true and accurate.

         B. Share Capital. The Sale Shares and the Preference Shares comprise the whole of the issued and allotted share capital of the Company.

         C. Options, etc. No Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the sale, transfer or conversion of any share or loan capital of the Company pursuant to any option or other agreement (including conversion and exchange rights and rights of pre-emption).

         D. Memorandum and Articles. The copies of the memorandum and articles of association of the Company which will be annexed to the Disclosure Letter will be true and complete in all respects and have embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to them, and set out completely the rights and restrictions attaching to each class of authorised share capital of the Company.

         E. Company Resolutions. All resolutions of the Company or any class of its members which are required to be filed at Companies House have been so filed.

2.3      The Company's Investments.

         A. Particulars of the Material Subsidiaries. The particulars set out in Schedule 2 (The Subsidiaries) are true and complete, and the Company has no other Material subsidiary or subsidiary undertaking.

         B. Material Subsidiaries' Share Capital. Schedule 2 contains true and complete particulars of the authorised and issued share capital of the Material Subsidiaries, and the shares there shown as issued are in issue fully paid and are Beneficially Owned and registered as set out therein, in each case free from any Encumbrances.

         C. Options, etc. No Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of any of the Material Subsidiaries under any option or other agreement (including conversion or exchange rights and rights of pre-emption).

         D. Material Subsidiaries' Memoranda and Articles. The copies of the memoranda and articles of association, or other organizational documents, of each of the Material Subsidiaries annexed to the Disclosure Letter are true and complete and have embodied therein or annexed thereto a copy of every Material resolution or agreement as is required by law to be embodied in or annexed to them, and set out completely the rights and restrictions attaching to each class of authorised share capital of each of the Material Subsidiaries.

         E. Material Subsidiaries' Resolutions. All resolutions of the Material Subsidiaries or any class of their members which are required to be filed at Companies House (or its equivalent in the country of incorporation when that is not England and Wales) have been so filed.

         F. Investments, Associations and Branches. The Company is not the registered holder or Beneficial Owner of, and has not agreed to acquire, any class of the share or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) other than of the Subsidiaries or to an extent which is not material.

2.4      The Company and the Law.

         A. Compliance with Laws. The Company has conducted its business in compliance with all applicable Laws and Regulations of the United Kingdom and any relevant foreign country or authority except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Company. There is no Order of any Court, any Governmental Authority or other competent authority or agency of the United Kingdom or any foreign country outstanding against the Company that could reasonably be expected to have a Material Adverse Effect on the Company.

         B. Returns. Since the Balance Sheet Date the Company has substantially complied with the provisions of the Companies Acts, and all Material returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered. All such documents delivered to the Registrar of Companies or to any other Governmental Authority whatsoever, whether or not required by law, were true and accurate in all Material respects when so delivered, and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company that could reasonably be expected to have a Material Adverse Effect on the Company.

         C.       Authorisations.

                  1. The Company has not been notified or become aware of any failure to obtain any Material Authorisations necessary to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on, and all such Authorisations are in full force and effect and not limited in duration.

                  2. The Company has not been notified or become aware that the utilisation of any of the assets of the Company or the carrying on of any aspect of the Company's business or any business now being carried on at any of the Properties is in breach of any of the terms and conditions of any of such Material Authorisations, or that any such Material Authorisation could reasonably be expected to be suspended, cancelled or revoked.

         D. Breach of Statutory Provisions. Neither the Company nor any of its directors, officers, or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Law, Regulation or Order in the United Kingdom or elsewhere that is punishable by fine or other penalty and which could reasonably be expected to have a Material Adverse Effect on the Company, and no notice or communication has been received with respect to any alleged, actual or potential violation of or failure to comply with such Law, Regulation or Order which could reasonably be expected to have a Material Adverse Effect on the Company.

         E.       Litigation.

                  1. Neither the Company nor any of its directors, officers, or employees is engaged in or the subject of any litigation, arbitration, administrative or criminal proceedings whether as plaintiff, defendant or otherwise, that could reasonably be expected to have a Material Adverse Effect on the Company or the ability of the Purchaser to carry on the Company's business in the same manner and to the same extent as carried on prior to Completion.

                  2. No litigation or arbitration or administrative or criminal proceedings are pending or threatened by or against the Company or any such director, officer, or employee that could reasonably be expected to have a Material Adverse Effect on the Company or the ability of the Purchaser to carry on the Company's business in the same manner and to the same extent as carried on prior to Completion, and there are no facts or circumstances that could reasonably be expected to give rise to any such litigation or arbitration or administrative or criminal proceedings.

                  3. Neither the Company nor any of its directors, officers, or employees (during the course of their duties in relation to the Company) has been a party to any undertaking or assurance given to any Court or Governmental Authority with respect to any pending matter or is the subject of any injunction which is still in force, in each case that could reasonably be expected to have a Material Adverse Effect on the Company.

         F.       Fair Trading.

                  1. No agreement, practice or arrangement carried on by the Company or to which the Company is or has in the two years prior to the date of this Agreement been a party infringes any competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which the Company has assets or carries on business or in which the activities of the Company may have an effect.

                  2. The Company has not given any assurance or undertaking to the Restrictive Practices Court or the Director General of Fair Trading or the Secretary of State for Trade and Industry, the European Commission, the EFTA Surveillance Authority or the Court of Justice of the European Communities or to any other Court or Governmental Authority and is not subject to or in default or contravention of any Law, Regulation or Order relating to the matters referred to in this Paragraph
                        (F).

         G.       Pensions.

                  1. Apart from the liability to contribute to the Axsia Scheme and to personal pension schemes at rates and in respect of persons disclosed in the Disclosure Letter the Company has no obligation to provide or contribute to the provision of any relevant benefit (as defined in ICTA 1988, s 612) or like benefit for or in respect of any of the employees and officers or former employees and former officers of the Company.

                  2. Complete and accurate particulars of the Axsia Scheme (in the form of copies of any documents issued by the Company to its employees and officers or former employees and former officers and, in the case of the Axsia Scheme, of the current trust deed and rules of the Axsia Scheme and of the personal pension schemes to which the Company contributes and of the Company's liability to contribute to each of them) will be set out in the Disclosure Letter.

                  3. All amounts that have fallen due to the Axsia Scheme and to any personal pension scheme from the Company in respect of any of the employees or former employees or officers or former officers of the Company have been paid on or before the latest date allowed by law.

                  4. The Axsia Scheme provides only money purchase benefits or benefits payable on death in service or on disability that are fully and adequately insured.

2.5      Taxation Matters.

         A.       General Taxation Matters.

                  1. Residence. The Company is resident, for taxation purposes, only in the United Kingdom.

                  2. Payment of Tax. The Company has duly and punctually paid all taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for taxation and has not paid any tax which it was and is not properly due to pay. None of the Company's tax returns is disputed by the Inland Revenue or any other Governmental Authority, and there are no facts or circumstances that could reasonably be expected to give rise to such a dispute.

                  3. Payments under deduction. All payments by the Company to any Person that ought to have been made under deduction of tax have been so made, and the Company has (if required by Law or Regulation to do so) provided certificates of deduction to such Person and accounted to the Inland Revenue for the tax so deducted.

         B.       Close Company Matters.  The Company is not a close company.

         C. Clearances. The Company has obtained all clearances under any enactment relating to taxation for which the Vendors considered it prudent to apply. The facts and circumstances relevant to the applications for such clearances were disclosed in such applications. The Completion of this Agreement and implementation of the transactions contemplated hereby will not give rise to the re-opening or withdrawal of any clearances previously obtained in relation to any taxation matters.

         D.       Taxation of Employees and Agents.

                  1. PAYE. The Company has operated the Pay As You Earn system as required by Law or Regulation in connection with both employee income tax deductions and national insurance contributions.

                  2. Benefits for Employees. The Company has not issued any shares in the circumstances described in Section 77(1) and has complied with Section 85 of the Finance Act 1988.

                  3. Slave Companies. Any payment made to or for the direct or indirect benefit of any Person who is or could reasonably be expected to be regarded by any Governmental Authority with jurisdiction over taxation matters as an employee of the Company has been and is made to such Person directly and has not been and is not made to any company or other entity associated with that Person.

         E.       Stamp Duties.

                  1. Stamp Duty. The Company has duly paid or has procured to be paid all stamp duty on documents to which it is a party or in which it is interested and which are liable to stamp duty.

                  2. Stamp Duty Reserve Tax. The Company has made all returns and paid all stamp duty reserve tax in respect of any transaction in securities to which it has been a party or in respect of which it is liable to account for stamp duty reserve tax.

         F.       Value Added Tax.

                  The Company has complied with all statutory provisions and regulations relating to value added tax and has duly paid or provided for all amounts of value added tax for which the Company is liable.

2.6      The Company's Solvency.

         A. Winding Up. No order has been made, petition presented or resolution passed for the winding up of the Company, and no meeting has been convened for the purpose of winding up the Company. The Company has not been a party to any transaction that could be avoided in a winding up.

         B. Administration and Receivership. No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company's assets.

         C. Compositions. The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

         D. Insolvency. The Company is not insolvent, is not unable to pay its debts within the meaning of the insolvency legislation applicable to the Company and has not stopped paying its debts as they fall due.

         E. Unsatisfied Judgments. No distress, execution or other process has been levied against the Company or action taken to repossess goods in the Company's possession that has not been satisfied in full. No unsatisfied judgment is outstanding against the Company.

         F. Floating Charges. No floating charge created by the Company has crystallised, and there are no facts or circumstances that could reasonably be expected to cause such a floating charge to crystallise.

         G. Analogous Events. No event analogous to any of the foregoing has occurred in or outside England.

2.7      The Company's Records and Accounts.

         The Vendors hereby represent and warrant that:

         A. Books and records. All accounts, books, ledgers, financial and other records of whatsoever kind ("Records") of the Company:

                  1. are in the possession and control of the Company and contain true, complete and accurate records in all Material respects of all matters required by Law to be entered therein; and

                  2. have been fully, properly and accurately maintained in all Material respects on a consistent basis.

                  No notice or allegation that any of the Records is incorrect or should be rectified has been received.

         B. Accounts. None of the Vendors has Knowledge of any errors or omissions in the Audited Accounts or any matters which make the Audited Accounts in any way misleading:

         C. Management Accounts. The cumulative profits, assets and liabilities of the Company stated in the Management Accounts have been fairly presented in accordance with accounting principles generally accepted in the United Kingdom and applied consistently with those utilised in the preparation of the Audited Accounts.

2.8      The Company's Business and the Effect of Sale.

         A.       Business Since the Balance Sheet Date. Since the Balance Sheet
                  Date:

                  1. save for disposals for fair value in the ordinary course of its business, the Company has not disposed of any Material assets included in the Audited Accounts;

                  2.    the Company has not acquired any Material assets;

                  3. the Company has not given, created or allowed, or entered into any agreement or commitment to give, create or allow, any Material Encumbrance over or in respect of the whole or any part of the Company's assets (whether owned as of the Balance Sheet or thereafter acquired), undertaking, goodwill or uncalled capital;

                  4. the Company has not entered into, or agreed to enter into, any commitment to acquire or dispose of on capital account any asset of a value in excess of (pound) 150,000 or any commitment involving expenditure by it on capital account;

                  5. no share or loan capital has been agreed to be issued by the Company; and

                  6. no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company (other than distributions made by wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary), and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part.

         B. Commission. No one is entitled to receive from the Company any Material finder's fee, brokerage, or other commission in connection with this Agreement or the sale and purchase of shares in the Company.

         C. Consequence of Share Acquisition by the Purchaser. The acquisition of the Sale Shares by the Purchaser or compliance with the terms of this Agreement will not:

                  1. result in any Material indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

                  2. result in a breach of, or constitute a default under, any Order of any Court or Governmental Authority by which the Company is bound or subject which could reasonably be expected to result in a Material Adverse Effect on the Company; or

                  3. result in a breach of, or constitute a default under the terms, conditions or provisions of, any agreement, understanding, arrangement or instrument (including any of the Company's contracts) which could reasonably be expected to result in a Material Adverse Effect on the Company.

         D. Grants. The Company has not applied for or received any financial assistance from any Governmental Authority.

         E.       Insurances.

                  1. Particulars of Material insurance policies (including the limit and basis of cover under each policy and the amount of the applicable excess) in which the Company has an interest (the "Company's Insurances") will be given in the Disclosure Letter.

                  2. All the Company's Insurances are in full force and effect and will be maintained in full force without alteration pending Completion.

         F. Trading Name. The Company does not trade under any name other than its corporate name and any other name given in the Disclosure Letter.

2.9      The Company's Assets.

         A.       Assets and Charges.

                  1. No Material asset is shared by the Company with any other Person, and the Company does not depend for its business upon any assets, premises, facilities or services owned or supplied by any of the Vendors or any Person connected with any of the Vendors.

                  2. No charge in favour of the Company is void or voidable for want of registration.

         B. Debts. The Company has not factored or discounted any of its debts or other receivables or agreed to do so.

         C.       [Not used]

         D.       [Not used]

         E.       Intellectual Property Rights.

                  1. All the Intellectual Property rights owned or used by the Company are valid and enforceable and are owned by or licensed to it, and nothing has been done, omitted or permitted whereby any of the Intellectual Property rights has ceased or could reasonably be expected to cease to be valid and enforceable.

                  2. None of the processes or products of the Company infringes any Intellectual Property or any right of any other Person relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to the Company by any Person in circumstances that could reasonably be expected to entitle that Person to make a claim against the Company.

                  3. None of the Listed Intellectual Property is being used, claimed, applied for, opposed or attacked by any Person.

                  4. None of the Listed Intellectual Property or any rights relating to it is being infringed by any Person.

                  5. There are no outstanding claims against the Company for infringement of any Intellectual Property or of any rights relating to it used (or which have been used) by the Company and during the last three years no such claims have been settled by the giving of any undertakings which remain in force. The Company has not received any actual or threatened claim that any of the Listed Intellectual Property is invalid or infringes the rights of any Person.

                  6. Confidential information and know-how used by the Company is kept strictly confidential. The Company has not disclosed (except in the ordinary course of its business) any of its confidential information, know-how, trade secrets or list of customers to any other Person.

                  7. The Listed Intellectual Property Agreements are the Material agreements in respect of Intellectual Property to which the Company is a party. Each of the Listed Intellectual Property Agreements is valid and binding, and the Company is not in breach of any of the provisions of such agreements.

                  8. None of the Intellectual Property owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, to the Knowledge of the Vendors, will it become so by operation of law.

         F.       [Not used]

         G.       Properties.

                  1.    Interest in Properties

                        a.    The particulars of the Properties shown in
                              Schedule 4 (Properties) are true and correct in all Material respects. Except as there shown, the Company has no other interest in land and does not occupy any other property and has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

                        b. The Company is solely legally and beneficially entitled to and has good and marketable title to and exclusive occupation of the Owned Properties.

                        c. The Company owns the Owned Properties free from any mortgage or charge (whether legal or equitable, fixed or floating), Encumbrance, lease, sub-lease, tenancy, licence or right of occupation, rent charge, exception, reservation, easement, quasi easement or privilege (or agreement for any of the same) in favour of a third party.

                        d. The leases, sub-leases, tenancies or agreements for any of the same under which the Company holds the Leased Properties are valid and subsisting in all Material respects against all Persons, including any Person in whom any superior estate or interest is vested.

                        e. There are appurtenant to each Property all Material rights and easements necessary for its current use and enjoyment (without restriction as to time or otherwise) and the access for each of the

                              Properties is over roads adopted by local
                              Governmental Authorities and maintained at public expense.

                        f. The Company has not entered into any Material positive covenants or personal obligations, nor does it have any Material personal rights under which it has any subsisting liability (whether actual or contingent).

                  2.    Matters affecting Properties.

                        a. None of the Properties is used for any purpose other than the use specified for each Property in
                              Schedule 4 (Particulars of Properties).

                        b. Where the interest of the Company in a Property is leasehold, there is no right for the landlord to terminate the lease except in the event of non-payment of rent or other breach of covenant by the Company.

2.10     The Company's Contracts.

         A. The Company's Contracts. Except as could not reasonably be expected to result in a Material Adverse Effect on the Company no notice of termination of any of the Company's contracts has been received or served by the Company, and there are no grounds for determination, rescission, avoidance or repudiation of, any such contracts.

         B.       Contractual Arrangements.

                  1. All of the Company's Material contracts will be disclosed to the Purchaser in the Disclosure Letter or in the course of the Purchaser's due diligence investigations.

                  2. The copies of the Company's contracts provided to the Purchaser in the course of its due diligence activities will be complete and accurate.

         C. Substantial or significant contracts. No contract, agreement, transaction, obligation, commitment, understanding, arrangement or liability entered into by the Company and now outstanding or unperformed involves any of the following:

                  1. save in the ordinary course of business, obligations on the part of the Company which will cause or could reasonably be expected to cause the Company to incur expenditure or an obligation to pay money in excess of (pound)150,000;

                  2. obligations on the part of the Company to purchase any specified minimum quantity or any specified minimum percentage of its total requirement for any of its stock in trade from any one supplier;

                  3. the supply by the Company of products or services to any one customer such that the value of such supplies exceeds or could reasonably be expected to exceed 5 per cent of the total turnover of the Company in the financial year ending December 31, 2000 or in any subsequent year.

         D.       [Not used].

         E. Sureties. None of the Vendors nor any third party have given any guarantee of or security for, any overdraft loan, loan facility or off-balance sheet financing granted to the Company, nor has the Company given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted to any of the Vendors. There is not now outstanding in respect of the Company any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of the Company or in respect of the Company's business.

         F. Powers of Attorney. No powers of attorney given by the Company (other than to the holder of an Encumbrance solely to facilitate its enforcement) are now in force. No Person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business, and the Vendors have no Knowledge of any Person purporting to do so.

         G.       Insider Contracts.

                  1. There is not outstanding, and there has not at any time since the Balance Sheet Date been outstanding, any Material agreement or arrangement to which the Company is a party and in which any of the following Persons is or has been interested, whether directly or indirectly:

                        a.    any of the Vendors;

                        b. any Person beneficially interested in the Company's share capital;

                        c.    any Director; or

                        d.    any Person connected with any of them.

                  2. The Company is not a party to, nor have its profits or financial position during such period been affected by, any Material agreement or arrangement which is not entirely of an arm's length nature.

                  3. All costs incurred by the Company have been charged to the Company and not borne by any of the Vendors.

         H. Debts. There are no Material debts owing by or to the Company other than debts which have arisen in the ordinary course of business, nor has the Company lent any Material amount of money which has not been repaid.

         I. Guarantees. The Company is not a party to, nor has it given any guarantee, suretyship, comfort letter or any other obligation to provide funds or take action in the event of default in the payment of any indebtedness of any other Person or in the performance of any obligation of any other Person.

         J. Tenders, etc. No offer, tender, or the like is outstanding which is capable of being converted into a Material obligation of the Company by an acceptance or other act of some other Person.

2.11     The Company and its Bankers.

         A. Facilities. Full and accurate details of all Material overdrafts, loans or other financial facilities outstanding or available to the Company will be given in the Disclosure Letter. True and correct copies of all documents relating thereto will be provided to the Purchaser, and none of the Vendors nor the Company have done anything whereby the continuance of any such facilities in full force and effect could reasonably be expected to be affected or prejudiced.

         B. Off-Balance Sheet Financing. The Company has not engaged in any borrowing or financing not required to be reflected in the Audited Accounts.

         C. Bank Accounts. Full and accurate particulars of all the bank and deposit accounts of the Company and of the credit or debit balances on such accounts as at a date (the "Statement Date") not more than seven days before the date of delivery of the Disclosure Letter will be given in the Disclosure Letter. From the Statement Date to the Completion Date there will be no payments out of any such accounts except for routine payments in the ordinary course of the Company's business, and the balances on such accounts as at the date of delivery of the Disclosure Letter and as at the Completion Date will not be substantially different from the balances shown as at the Statement Date.

2.12     The Company and its Employees.

         A. Directors. Schedules 1 and 2 show the full names and offices held by each Person who is a director of the Company. No other Person is a director or shadow director of the Company.

         B.       Particulars of Employees.

                  1. Annexed to the Disclosure Letter will be a list of all individuals (the "Employees") employed by the Company at the date of this Agreement. Such list indicates those Employees who are party to a contract of service with the Company. Notice of termination will not be given by the Company to any of the Employees on or before Completion.

                  2. The particulars shown in the list annexed to the Disclosure Letter will show remuneration payable and other benefits which the Company is bound to provide (whether now or in the future) to each category of the Employees at Completion or any Person connected with any such Person.

                  3. There are no subsisting contracts for the provision by any Person of any consultancy services to the Company.

                  4. None of the Employees is under notice of dismissal or has any outstanding dispute with the Company in connection with or arising from his employment that could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any Material liability outstanding to any Employee or former employee except for remuneration or other benefits accruing due, and no such remuneration or other benefit which has fallen due for payment has not been paid.

                  5. There are no Material loans owed by any of the Employees to the Company.

                  6. Since the date of this Agreement, no change outside the ordinary course of business has been made in (i) the rate of remuneration, or the emoluments or pension benefits or other contractual benefits, of any officer of the Company or any of the Employees or (ii) the terms of engagement of any such officer or any of the Employees.

                  7. There is no Material outstanding undischarged liability to pay to any Governmental Authority in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Employees.

         C. Service Contracts. There is not outstanding any contract of service between the Company and any of its directors, officers or employees (i) which is not terminable by the Company without compensation (other than any compensation payable by statute) on not more than three months' notice given at any time or (ii) pursuant to which any Employee will become entitled by virtue of his contract of service to any Material enhancement in or improvement to his remuneration, benefits or terms and conditions of service only by reason of completion of the sale and purchase of the Sale Shares under or pursuant to this Agreement.

         D.       Disputes with Employees.  There is no:

                  1. pending or threatened claim by any Employee or former employee of the Company or any dispute outstanding with any Employee or former employee or with any unions or any other body representing all or any of them, in each case in relation to their employment by the Company and that could reasonably be expected to have a Material Adverse Effect on the Company, and there are no facts or circumstances that could reasonably be expected to give rise to any such dispute;

                  2. industrial action involving any Employee or former employee, whether official or unofficial, currently pending or threatened that could reasonably be expected to have a Material Adverse Effect on the Company; or

                  3. industrial relations matter which has been referred to ACAS or any similar Governmental Authority in the applicable jurisdiction for advice, conciliation or arbitration that could reasonably be expected to have a Material Adverse Effect on the Company.

2.13 Excluded Items. All written information provided to the Purchaser pursuant to Sub-Clause 6.2 (Excluded Items) of the Agreement with respect to the Excluded Items shall be true and correct in all respects.

                                   SCHEDULE 4
                            PARTICULARS OF PROPERTIES
                                     PART I

                                OWNED PROPERTIES

















                                     PART II

                                LEASED PROPERTIES




















--------------------------------------------------------------------------------
NOTE - BY AN EXCHANGE OF E-MAILS BETWEEN LOVELLS AND VINSON & ELKINS IT WAS AGREED THAT DETAILS FOR SCHEDULE 4 WOULD BE PROVIDED AS SOON AS POSSIBLE AND THAT THE WARRANTIES IN SCHEDULE 3 WOULD APPLY AS IF SUCH DETAILS HAD ALWAYS BEEN INCLUDED IN THE AGREEMENT.

                                   SCHEDULE 5
                     PRINCIPAL WARRANTORS' WARRANTY SCHEDULE


1.                                              2.                       3.
                                             WARRANTY                WARRANTY
NAME OF VENDOR                              PROPORTION             LIABILITY CAP
--------------                              ----------             -------------
                                                (%)                   (POUND)
Braydeal Ltd.                                  8.44                   261,640
Sloane Investments Ltd                         8.44                   261,640
SUK Bof III Nominees Ltd                      51.89(1)              1,608,590(2)
Intermediate Capital Group Plc                 2.95(2)                 91,450(2)
Meggitt Properties Plc                        12.66                   392,460

Sloane Investments Ltd.                        2.56                    79,360
Lars McBride                                   2.56                    79,360
Peter G Michaluk                               4.00                   124,000
Ian S Harding                                  2.00                    62,000
Jonathan C Moseley                             2.50                    77,500
Raymond G Keating                              2.00                    62,000

------------
(1) If the ICG Option is not exercised, SUK BOF III Nominees Ltd shall have a Warranty Proportion of 54.84% and Intermediate Capital Group Plc shall not be a Principal Warrantor.
(2) If the ICG Option is not exercised SUK BOF III Nominees Ltd shall have a Warranty Liability Cap of pounds 1,700,040, and Intermediate Capital Group Plc will not be a Principal Warrantor.

SIGNED for and on behalf

of Alpinvest Mezzanine BV

by Tom Bartlam                          /s/ Tom Bartlam
                                        ----------------------------------------


SIGNED for and on behalf

of Intermediate Capital Group Plc

by Tom Bartlam                          /s/ Tom Bartlam
                                        ----------------------------------------


SIGNED for and on behalf

of Intermediate Capital Limited

by Tom Bartlam                          /s/ Tom Bartlam
                                        ----------------------------------------


SIGNED for and on behalf

of Braydeal Limited

by J.K.L. McBride                       /s/ J.K.L. McBride
                                        ----------------------------------------


SIGNED for and on behalf

of Sloane Investments Limited

by Ian Coombs-Goodfellow                /s/ Ian Coombs-Goodfellow
(Director)                              ----------------------------------------

SIGNED for and on behalf

of Suk Bof III Nominees Limited

by M. Enevoldsen (Director) and         /s/ M. Enevoldsen
                                        ----------------------------------------


J. Van Katwyk (Director)                /s/ J. Van Katwyk
                                        ----------------------------------------


SIGNED for and on behalf

of Meggitt Properties Plc

by Philip E. Green                      /s/ Philip E. Green
                                        ----------------------------------------


SIGNED for and on behalf

of Sloane Investments Limited

by Ian Coombs-Goodfellow                /s/ Ian Coombs-Goodfellow
(Director)                              ----------------------------------------



SIGNED by Lars McBride

in the presence of:

Lynne Sampson                           /s/ Lars McBride
                                        ----------------------------------------
6 Penner Close, Wimbledon SW19 6QA



SIGNED by Peter Gregory Michaluk

in the presence of:

Ann L. Michaluk                         /s/ Peter Gregory Michaluk
                                        ----------------------------------------

SIGNED by Ian Stanley Harding

in the presence of:

Clare Checkland                         /s/ Ian Stanley Harding
                                        ----------------------------------------
9 Poplar Walk

Herne Hill  London SE24 0BX




SIGNED by Jonathan Charles Moseley

in the presence of:

L. J. Caple                             /s/ Jonathan Charles Moseley
                                        ----------------------------------------



SIGNED by Raymond Gerald Keating

in the presence of:

Linda J Keating                         /s/ Raymond Gerald Keating
                                        ----------------------------------------

SIGNED for NATCO Group Inc.

by





/s/ Mike Mayer
---------------------------------------
Mike Mayer, Senior Vice President
and Chief Financial Officer